Exhibit 5.1

Hogan & Hartson LLP 875 Third Avenue New York, NY 10022 +1.212.918.3000 Tel +1.212.918.3100 Fax

www.hhlaw.com
November 9, 2007
Board of Directors
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
Ladies and Gentlemen:
          We are acting as counsel to Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of (i) up to 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), under the Company’s 2003 Non-Employee Directors’ Stock Option Plan, as amended (the “Non-Employee Directors’ Stock Option Plan”) and (ii) up to 3,500,000 Shares under the Company’s 2003 Stock Option Plan, as amended (the “Stock Option Plan” and together with the Non-Employee Directors’ Stock Option Plan, the “Plans”) all of which Shares are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on November 9, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Resolutions of the Board of Directors of the Company adopted at a meeting held on February 21, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, (i) the authorization of the Registration Statement, and (ii) the adoption of a resolution approving amendments to the Plans (the “Plan Amendments”) increasing the number of Shares available for issuance under the Plans as follows: (x) an increase in the total number of Shares available for issuance under the Non-Employee Directors’ Stock Option Plan from 250,000 to 750,000 and (y) an increase in the total number of Shares available for issuance under the Stock Option Plan from 3,250,000 to 6,750,000.

5.	Minutes of the Annual Meeting of the Stockholders of the Company dated May 2, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, whereby the shareholders voted to approve, among other things, the Plan Amendments.

6.	A copy of the Plans and the Plan Amendments.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that following (a) effectiveness of the Registration Statement and (b) issuance of the Shares in accordance with the provisions of the respective Plans, the Shares will be validly issued, fully paid, and nonassessable.  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON LLP